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                                                                    EXHIBIT 99.1

                          CITADEL HOLDING CORPORATION
                   ANNOUNCES SETTLEMENT OF DILLON LITIGATION

          Los Angeles, California (April 4, 1995) - Citadel Holding Corporation announced today that it and one of its stockholders, Craig Corporation, have entered into settlement agreements with Roderick Dillon and certain of his affiliates relating to two lawsuits existing among the parties. One of Dillon's partnership affiliates is a plaintiff in a Delaware action filed against Citadel, its directors and Craig challenging Citadel's 1994 common and preferred stock issuances to Craig. Citadel is a plaintiff in a federal court action in Los Angeles challenging the accuracy of disclosures made by Dillon and certain of his affiliates in filings with the Securities and Exchange Commission.

          The settlement agreements contemplate that, among other things, Dillon and his affiliates would purchase from Citadel 1.295 million shares of Class B Common Stock of Fidelity Federal Bank, a Federal Savings Bank, in exchange for which Citadel would receive from the Dillon entities 666,000 shares of Citadel Common Stock and $2.22 million in cash. Additionally, all existing litigation among Citadel, Craig Corporation and the Dillon entities would be terminated, with mutual releases executed and delivered. The Dillon entities would also agree, for a period of one year following the closing, not to purchase or acquire any other beneficial interests in any of Citadel's securities, and not to engage in any solicitation of consents or proxies during such period.

          The settlement terms also include an agreement by Craig not to exercise, prior to February 4, 1996, its right to tender any shares of the 3% Cumulative Voting Convertible Preferred Stock of Citadel for conversion into Citadel Common Stock without the prior consent of holders of a majority of the outstanding shares of Citadel Common Stock. In exchange for such agreement from Craig, Citadel would agree to grant Craig a two-year warrant to acquire the 666,000 shares of Citadel Common Stock being acquired from the Dillon entities at a price of $3.00 per share, and Citadel would also agree to reimburse Craig for certain expenses associated with the litigation.

          The settlement agreements remain subject to the approval of the boards of directors of both Citadel and Craig. In that regard, the board of Citadel is seeking the advice of an independent investment banking firm as to the fairness of the financial terms of the settlement, from a financial point of view, to the public stockholders of Citadel.

          Citadel shares are listed on the American Stock Exchange under the symbol "CDL". Contact: Steve Wesson, President and Chief Executive Officer, Citadel Holding Corporation, (818) 549-3130.